EXHIBIT 99.1
SITIO ROYALTIES REPORTS FIRST QUARTER 2025 OPERATIONAL AND FINANCIAL RESULTS

First quarter total average daily production above high end of full year guidance range

More than 30% quarter-over-quarter increase in net wells turned-in-line

First quarter total return of capital of $0.50 per share, comprised of declared cash dividend of
$0.35 per share and an equivalent $0.15 per share in common stock repurchases

Share repurchase program extended, with additional $300 million authorized

Since June 2022, cumulative return of capital to shareholders has exceeded $915 million, representing approximately 35% of current market capitalization(1)

DENVER, Colorado — May 7, 2025— Sitio Royalties Corp. (NYSE: STR) (“Sitio”, “STR” or the “Company”) today announced first quarter 2025 operational and financial results. Supplemental slides have been posted to Sitio’s website, www.sitio.com. A conference call and webcast is planned for 7:30 a.m. CT / 8:30 a.m. ET on Thursday, May 8, 2025. Participation details can be found within this release.
FIRST QUARTER 2025 HIGHLIGHTS
•Delivered first quarter 2025 production of 18.9 MBbls/d oil and 42.1 MBoe/d total, exceeding the midpoint of full year Company guidance by 2% and 6%, respectively

•Reported first quarter net income of $26.3 million and Adjusted EBITDA(2) of $142.2 million. Financial results reflected strong production volumes from legacy assets and recent acquisitions, as well as expenses in line with or better than the midpoint of our full year guidance ranges

•Operators turned-in-line 11.1 net wells across Sitio's acreage position, up 34% quarter-over-quarter, as the Company's assets continue to attract significant drilling capital

•Net line of sight (“LOS”) wells totaled 48.6 as of March 31, 2025, up 8% quarter-over-quarter, including 28.9 net spud wells and 19.7 net permitted wells

•Increased estimated inventory by 40 net locations, based on 2024 operator drilling activity; represents a 10% quarter-over-quarter increase and equates to a little more than a year of drilling at current average drilling pace

•Closed $20.6 million of immediately accretive acquisitions located in the DJ and Midland Basins, adding approximately 1,350 net royalty acres (“NRAs”)

•Repurchased $22.3 million, or 1.1 million shares, of common stock in the first quarter 2025

•Continued to return cash to shareholders and enhance value on a per share basis; first quarter total return of capital of $0.50 per share of Class A Common Stock, comprised of a $0.35 per share declared cash dividend (payable May 30, 2025), and $0.15 per share of stock repurchases

•Subsequent to the first quarter, on May 7, 2025, Sitio's Board of Directors extended the Company's share repurchase program with authorization of an additional $300 million, bringing remaining share buyback capacity to approximately $350 million

“With solid momentum exiting the first quarter 2025, our conviction in the quality of our assets and operators has never been stronger" said Sitio CEO Chris Conoscenti. "Consistent with our view of the long term value of our assets compared to our market valuation, our Board has authorized an additional $300 million of share buybacks and we will continue to take advantage of the current dislocation. The recent period of macro volatility highlights the benefits of minerals and royalties as an asset class, and Sitio specifically. With no obligatory capex, no operating costs and LTM Adjusted EBITDA margin(2) of 90%, our cash flow is remarkably resilient. Our well-capitalized operators have historically had some of the most durable and consistent capital programs in the upstream industry. Further, we have no direct tariff exposure and our diversified portfolio of perpetual real assets offers owners an attractive hedge to inflation. We continue to generate significant free cash flow to support our dividend, opportunistic share buybacks, debt paydown and accretive acquisitions. We are well-positioned to continue to consolidate the fragmented minerals market and we will continue to be judicious allocators of our shareholders' capital."

FIRST QUARTER 2025 FINANCIAL RESULTS

Sitio's first quarter 2025 average unhedged realized prices including all expected quality, transportation and demand adjustments were $70.39 per barrel of oil, $2.30 per Mcf of natural gas and $24.57 per barrel of natural gas liquids, for a total price of $41.75 per Boe. During the first quarter of 2025, the Company received $0.4 million in net cash settlements for commodity derivative contracts and as a result, average hedged realized prices were $70.52 per barrel of oil, $2.34 per Mcf of natural gas and $24.57 per barrel of natural gas liquids, for a total price of $41.86 per Boe.

For the first quarter of 2025, consolidated net income was $26.3 million and Adjusted EBITDA(2) was $142.2 million, up $7.6 million (or 41%) and $6.9 million (or 5%), respectively, compared to first quarter 2024, primarily due to 18% higher production over the same period.

As of March 31, 2025, the Company had $1.1 billion principal value of total debt outstanding (comprised of $486.2 million drawn on Sitio's revolving credit facility and $600.0 million of senior unsecured notes) and liquidity of $440.5 million, including $1.7 million of cash and $438.8 million of remaining availability under its $925.0 million credit facility.
FIRST QUARTER 2025 RESULTS VS. FULL YEAR 2025 GUIDANCE
Sitio is updating its previously issued full year 2025 estimated cash taxes guidance to reflect lower anticipated commodity prices than originally forecasted. At the midpoint, current estimated cash taxes for 2025 are $5 million less than the original estimate. The table below shows first quarter 2025 results relative to the Company's current full year 2025 guidance. Sitio does not forecast acquisitions; however, it expects to remain active on M&A given its robust deal pipeline.

Guidance Metric	1Q 2025 Reported Results	Full Year 2025 Guidance
Production
Total average daily production (Boe/d)	42,136	38,250	-	41,250
Oil average daily production (Bbls/d)	18,868	17,750	-	19,250

Expenses and Taxes
Cash G&A ($ in millions)(2)	$8.6	$36.5	-	$39.5
Production taxes and other (% of royalty revenue)	8.2%	7.0%	-	9.0%
Estimated cash taxes ($ in millions)(3)	$5.8	$21.5	-	$24.5
RETURN OF CAPITAL FRAMEWORK
Sitio is committed to returning capital to shareholders while maintaining a balanced and durable capital structure. Since becoming public in 2022, Sitio's cumulative return of capital to shareholders has exceeded $915 million, including cash dividends and share repurchases, with approximately $75 million attributable to the first quarter 2025.

Sitio’s Board of Directors declared a cash dividend of $0.35 per share of Class A Common Stock with respect to the first quarter of 2025. The dividend is payable on May 30, 2025 to the stockholders of record at the close of business on May 20, 2025. During the first quarter of 2025, the Company repurchased an aggregate 1.1 million shares of Class A Common Stock at an average price of $20.19 per share, or an equivalent $0.15 per share. In total, Sitio will return an aggregate $0.50 per share of capital for the first quarter of 2025.

Subsequent to the first quarter, from April 1, 2025 through May 2, 2025, Sitio repurchased 486,680 shares of Class A Common Stock at an average price of $16.17 per share for a total of $7.9 million. As of May 2, 2025, the Company had repurchased a total of 6.7 million of Class A Common Stock shares and Sitio OpCo Partnership Units, representing approximately 4% of shares outstanding prior to the Board's authorization of Sitio's share repurchase program. On May 7, 2025, Sitio’s Board of Directors extended the share repurchase program(4) with an additional authorization of $300 million, resulting in $500 million total authorization. Reflecting repurchases through May 2, 2025, remaining share buyback capacity is approximately $350 million.

UPCOMING INVESTOR CONFERENCES

Sitio executives will attend the RBC Capital Markets Global Energy, Power & Infrastructure Conference in New York on June 3-4, 2025 as well as the Citi Natural Resources Conference in Las Vegas on August 12-14, 2025.

CONFERENCE CALL INFORMATION

Sitio will host a conference call at 8:30 a.m. ET on Thursday, May 8, 2025. Participants can access the call by dialing 1-833-470-1428 in the United States, or 1-404-975-4839 in other locations, with access code 435140, or by webcast at https://events.q4inc.com/attendee/207226218. Participants may also pre-register for the event via the following link: https://www.netroadshow.com/events/login?show=9fa7173e&confId=80085. The conference call, live webcast, and replay can also be accessed through the Investor Relations section of Sitio’s website at www.sitio.com.
(1)Cumulative return since becoming public in June 2022 through March 31, 2025. Includes dividends declared with respect to 1Q25 (payable May 30, 2025). Market capitalization is based on Sitio's share price and share count as of May 2, 2025
(2)For definitions of non-GAAP financial measures and reconciliation to their most directly comparable GAAP financial measures, please see "Non-GAAP financial measures"
(3)Estimated cash tax guidance range is based on expectations at NYMEX forward strip pricing and for the assets owned on May 7, 2025
(4)Repurchases may be made from time to time through various methods, including but not limited to open market transactions, privately negotiated transactions, and by other means in accordance with applicable state and federal securities laws, certain of which may be made pursuant to trading plans meeting the requirements of Rule 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended. The timing of repurchases under the share repurchase program, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including the market price of the Company's Class A Common Stock, oil and gas commodity prices, general market and economic conditions, available liquidity, compliance with the Company's debt and other agreements, applicable legal requirements and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be modified, suspended, or discontinued at any time without prior notice. The Company is not obligated to purchase any dollar amount or number of shares under the share repurchase program
OPERATOR ACTIVITY
The following table summarizes Sitio's net royalty acres, net average daily production and net LOS wells by basin as of March 31, 2025.

	Delaware	Midland	DJ	Eagle Ford	Williston/Other	Total
Net Royalty Acres (normalized to 1/8th royalty equivalent)
As of March 31, 2025	156,603	45,685	43,119	21,047	8,203	274,657

Net Average Daily Production (Boe/d)
Three months ended March 31, 2025	23,772	8,132	6,126	3,433	673	42,136
% Oil	44%	50%	39%	48%	58%	45%

Net LOS Wells (normalized to 5,000' laterals)
Net spuds	11.8	8.7	5.3	2.9	0.2	28.9
Net permits	12.7	3.7	1.6	1.6	0.1	19.7
Net LOS wells as of March 31, 2025	24.5	12.4	6.9	4.5	0.3	48.6

COMMODITY DERIVATIVE CONTRACTS

The following table summarizes Sitio's commodity derivative contracts as of March 31, 2025.

Oil (NYMEX WTI)
2Q25
Swaps
Bbl per day	1,100
Weighted Average Price per Bbl	$74.65

Collars
Bbl per day	2,000
Weighted Average Ceiling Price per Bbl	$93.20
Weighted Average Floor Price per Bbl	$60.00

Gas (NYMEX Henry Hub)
2Q25
Collars
MMBtu per day	11,600
Weighted Average Ceiling Price per MMBtu	$10.34
Weighted Average Floor Price per MMBtu	$3.31

FINANCIAL RESULTS
Production Data

	Three Months Ended March 31,
	2025	2024
Production Data:
Crude oil (MBbls)	1,698	1,662
Natural gas (MMcf)	7,082	5,016
NGLs (MBbls)	914	719
Total (MBOE)(6:1)	3,792	3,217
Average daily production (BOE/d)(6:1)	42,136	35,349
Average Realized Prices:
Crude oil (per Bbl)	$70.39	$76.60
Natural gas (per Mcf)	$2.30	$1.15
NGLs (per Bbl)	$24.57	$20.71
Combined (per BOE)	$41.75	$46.00
Average Realized Prices After Effects of Derivative Settlements:
Crude oil (per Bbl)	$70.52	$77.62
Natural gas (per Mcf)	$2.34	$1.53
NGLs (per Bbl)	$24.57	$20.71
Combined (per BOE)	$41.86	$47.12
Selected Expense Metrics

	Three Months Ended March 31,
	2025	2024
Production taxes and other	8.2%	8.1%
Depreciation, depletion and amortization ($/Boe)	$20.43	$23.72
General and administrative ($/Boe)	$4.16	$4.04
Cash G&A ($/Boe)	$2.27	$2.36
Interest expense, net ($/Boe)	$6.14	$5.75

Condensed Consolidated Balance Sheets
(In thousands except par and share amounts)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,741	$3,290
Accrued revenue and accounts receivable	126,426	123,361
Prepaid assets	6,576	6,760
Derivative asset	472	1,811
Total current assets	135,215	135,222

Property and equipment
Oil and natural gas properties, successful efforts method:
Unproved properties	2,419,385	2,464,836
Proved properties	3,003,337	2,941,347
Other property and equipment	3,720	3,737
Accumulated depreciation, depletion, amortization, and impairment	(896,112)	(818,633)
Total property and equipment, net	4,530,330	4,591,287

Long-term assets
Deferred financing costs	7,724	8,525
Operating lease right-of-use asset	5,604	5,940
Other long-term assets	2,713	2,746
Total long-term assets	16,041	17,211

TOTAL ASSETS	$4,681,586	$4,743,720

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$55,868	$46,385
Operating lease liability	1,719	1,646
Total current liabilities	57,587	48,031

Long-term liabilities
Long-term debt	1,077,119	1,078,181
Deferred tax liability	236,529	253,778
Non-current operating lease liability	5,111	5,462
Other long-term liabilities	1,150	1,150
Total long-term liabilities	1,319,909	1,338,571

Total liabilities	1,377,496	1,386,602

Equity
Class A Common Stock, par value $0.0001 per share; 240,000,000 shares authorized; 83,321,153 and 83,205,330 shares issued and 77,993,512 and 78,980,516 outstanding at March 31, 2025 and December 31, 2024, respectively	8	8
Class C Common Stock, par value $0.0001 per share; 120,000,000 shares authorized; 73,443,992 and 73,443,992 shares issued and 73,391,244 and 73,391,244 outstanding at March 31, 2025 and December 31, 2024, respectively	8	8
Additional paid-in capital	1,683,097	1,710,372
Accumulated deficit	(136,509)	(146,792)
Class A Treasury Shares, 5,327,641 and 4,224,814 shares at March 31, 2025 and December 31, 2024, respectively	(119,376)	(96,910)
Class C Treasury Shares, 52,748 and 52,748 shares at March 31, 2025 and December 31, 2024, respectively	(1,265)	(1,265)
Noncontrolling interest	1,878,127	1,891,697
Total equity	3,304,090	3,357,118

TOTAL LIABILITIES AND EQUITY	$4,681,586	$4,743,720

Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenues:
Oil, natural gas and natural gas liquids revenues	$158,314	$147,971
Lease bonus and other income	5,201	3,420
Total revenues	163,515	151,391

Operating expenses:
Depreciation, depletion and amortization	77,479	76,318
General and administrative	15,762	13,011
Production taxes and other	12,982	12,026
Total operating expenses	106,223	101,355

Income from operations	57,292	50,036

Other income (expense):
Interest expense, net	(23,268)	(18,510)
Commodity derivatives losses	(908)	(10,050)
Income before taxes	33,116	21,476

Income tax expense	(6,831)	(2,784)

Net income	26,285	18,692
Net income attributable to noncontrolling interest	(16,018)	(10,224)
Net income attributable to Class A stockholders	$10,267	$8,468

Net income per share of Class A Common Stock
Basic	$0.13	$0.10
Diluted	$0.13	$0.10

Weighted average Class A Common Stock outstanding
Basic	78,351	82,404
Diluted	78,544	82,404

Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$26,285	$18,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	77,479	76,318
Amortization of deferred financing costs and long-term debt discount	1,395	1,294
Share-based compensation	6,974	5,104
Commodity derivatives losses	908	10,050
Net cash received for commodity derivatives settlements	431	3,593
Deferred tax benefit	(17,250)	(4,238)
Change in operating assets and liabilities:
Accrued revenue and accounts receivable	(3,065)	(6,228)
Prepaid assets	120	6,813
Other long-term assets	345	343
Accounts payable and accrued expenses	10,113	9,295
Operating lease liabilities and other long-term liabilities	(254)	(296)
Net cash provided by operating activities	103,481	120,740

Cash flows from investing activities:
Purchases of oil and gas properties, net of post-close adjustments	(16,858)	1,909
Deposits for property acquisitions	—	(15,000)
Other, net	(33)	(167)
Net cash used in investing activities	(16,891)	(13,258)

Cash flows from financing activities:
Borrowings on credit facilities	80,500	59,000
Repayments on credit facilities	(82,100)	(76,000)
Debt issuance costs	(53)	(48)
Distributions to noncontrolling interest	(30,143)	(38,157)
Dividends paid to Class A stockholders	(31,977)	(41,950)
Dividend equivalent rights paid	(403)	(362)
Repurchases of Class A Common Stock	(22,987)	(12,668)
Cash paid for taxes related to net settlement of share-based compensation awards	(976)	(746)
Net cash used in financing activities	(88,139)	(110,931)

Net change in cash and cash equivalents	(1,549)	(3,449)
Cash and cash equivalents, beginning of period	3,290	15,195
Cash and cash equivalents, end of period	$1,741	$11,746

Supplemental disclosure of non-cash transactions:
Decrease in current liabilities for additions to property and equipment:	$(369)	$(87)

Supplemental disclosure of cash flow information:
Cash paid for income taxes:	$18,000	$11
Cash paid for interest expense:	9,821	5,180

Non-GAAP financial measures
Adjusted EBITDA, Adjusted EBITDA margin, Discretionary Cash Flow and Cash G&A are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets and their ability to sustain dividends and/or share repurchases over the long term without regard to financing methods, capital structure or historical cost basis. Sitio believes that these non-GAAP financial measures provide useful information to Sitio's management and external users because they allow for a comparison of operating performance on a consistent basis across periods.

We define Adjusted EBITDA as net income (loss) plus (a) interest expense, (b) provisions for income taxes, (c) depreciation, depletion and amortization, (d) non-cash share-based compensation expense, (e) impairment of oil and natural gas properties, (f) gains or losses on unsettled derivative instruments, (g) loss on debt extinguishment, (h) merger-related transaction costs (i) write off of financing costs and (j) loss on sale of oil and gas properties.

We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues.

We define Discretionary Cash Flow as Adjusted EBITDA, less cash and accrued interest expense and estimated cash taxes.

We define Cash G&A as general and administrative expense less (a) non-cash share-based compensation expense, (b) merger-related transaction costs and (c) rental income.

Merger-related transaction costs for the three months ended March 31, 2024 have been recast to conform to the current period presentation.

These non-GAAP financial measures do not represent and should not be considered an alternative to, or more meaningful than, their most directly comparable GAAP financial measures or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Our computations of Adjusted EBITDA, Adjusted EBITDA margin, Discretionary Cash Flow and Cash G&A may differ from computations of similarly titled measures of other companies.

This release does not include a reconciliation for 2025E Cash G&A because certain elements of the comparable GAAP financial measures are not predictable in this situation, making it impractical for the Company to forecast.

The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended March 31,
	2025	2024
Net income	$26,285	$18,692
Interest expense, net	23,268	18,510
Income tax expense	6,831	2,784
Depreciation, depletion and amortization	77,479	76,318
EBITDA	$133,863	$116,304
Non-cash share-based compensation expense	6,974	5,104
Losses on unsettled derivative instruments	1,339	13,643
Merger-related transaction costs	—	181
Adjusted EBITDA	$142,176	$135,232

The following table presents a reconciliation of Discretionary Cash Flow to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended March 31,
	2025	2024
Cash flow from operations	$103,481	$120,740
Interest expense, net	23,268	18,510
Income tax expense	6,831	2,784
Deferred tax benefit	17,250	4,238
Changes in operating assets and liabilities	(7,259)	(9,927)
Amortization of deferred financing costs and long-term debt discount	(1,395)	(1,294)
Merger-related transaction costs	—	181
Adjusted EBITDA	$142,176	$135,232
Less:
Cash and accrued interest expense	21,873	17,210
Estimated cash taxes	5,750	8,375
Discretionary Cash Flow	$114,553	$109,647
The following table presents a reconciliation of Cash G&A to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended March 31,
	2025	2024
General and administrative expense	$15,762	$13,011
Less:
Non-cash share-based compensation expense	6,974	5,104
Merger-related transaction costs	—	181
Rental income	184	141
Cash G&A	$8,604	$7,585

About Sitio Royalties Corp.
Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to stockholders and reinvested, Sitio has accumulated over 270,000 NRAs through the consummation of over 200 acquisitions, as of March 31, 2025. More information about Sitio is available at www.sitio.com.
Forward-Looking Statements
This news release contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company's expected results of operations, cash flows, financial position and future dividends; as well as certain future plans, expectations and objectives for the Company’s operations, including statements about our return of capital framework, our share repurchase program and its intended benefits, financial and operational guidance, strategy, synergies, certain levels of production, future operations, acquisitions, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. Factors that could materially impact such forward-looking statements include, but are not limited to: commodity price volatility, the global economic uncertainty and market volatility related to changes in U.S. trade policy, including the imposition of tariffs, slowing growth and demand, especially from China, the conflict in Ukraine and associated economic sanctions on Russia, the conflict in the Israel-Gaza region and continued hostilities in the Middle East including heightened tensions and conflict with Iran, Lebanon and Yemen, actions by OPEC+ and others, including any removal of oil production curtailments or the duration thereof, increased global oil, natural gas and natural gas liquids supply and those other factors discussed or referenced in the "Risk Factors" section of Sitio’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and other publicly filed documents with the SEC. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.
IR contact:
Alyssa Stephens
(281) 407–5204
IR@sitio.com